Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-97063, 333-06419, 333-41321, 333-67841, 333-85105, and 333-107738 on Form S-8 and Registration Statement Nos. 333-114475, 333-38105, 333-46395 and 333-104277 on Form S-3 of our report dated March 16, 2005 relating to the financial statements and financial statement schedule of Epicor Software Corporation and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Epicor Software Corporation for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

Costa Mesa, California

March 16, 2005